Exhibit 99.1
CONTACT: PAUL VITEK, CFO
(972) 401-0090
Release #08-05
CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER 2008 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	First quarter revenues of $101.9 million, up 21 percent versus prior year

•	Net income of $14.2 million, or $0.58 per diluted share, for the quarter

•	Introduction of CARBOHYDROPROPTM, a new lightweight ceramic proppant targeted for use in the growing market for slickwater fracturing

•	Record quarterly proppant sales volume of 283 million pounds, up 24 percent versus prior year

•	Record operating profit from fracture and reservoir diagnostic services
Irving, Texas (April 24, 2008) — CARBO Ceramics Inc. (NYSE: CRR) today reported first quarter net income of $14.2 million, or $0.58 per diluted share, on revenues of $101.9 million for the quarter ended March 31, 2008. Revenues for the quarter increased 21 percent while net income increased 7 percent compared to the first quarter of 2007.
Gary Kolstad, President and CEO of CARBO Ceramics, commented on the quarter stating, “We are excited about the growth in both our proppant business and Pinnacle Technologies (“Pinnacle”) during the first quarter. The introduction of CARBOHYDROPROPTM, our new lightweight ceramic proppant targeted for use in the growing market for slickwater fracturing, was very well received by operators of oil and gas wells in East Texas, West Texas and Oklahoma. The recently completed second production line at our Toomsboro, Georgia facility has started up smoothly and will help us respond to the anticipated strong demand for this new product. Pinnacle continued to benefit from the growing use of fracture diagnostic technology during the quarter and grew revenue by 50 percent compared to last year’s first quarter. As oil and natural gas reservoirs become more complex and exploration and production companies seek a greater return on their investment, we believe that CARBO’s products and services should continue to be in high demand.”
First Quarter Results
The increase in consolidated revenues compared to last year’s first quarter was driven by a 24 percent increase in the volume of proppant sold and a 50 percent increase in revenue from Pinnacle. Proppant revenues totaled $86.4 million in this year’s first quarter, an increase of 17 percent compared to $73.6 million for the first quarter of 2007. Revenues for the first quarter of 2008 included $15.5 million from Pinnacle compared to $10.4 million for the first quarter of 2007.
Worldwide proppant sales were a record 283 million pounds for the quarter, surpassing the previous record by 17 percent. The average selling price of ceramic proppant declined 5 percent from the prior year’s first quarter primarily due to the lower selling price of CARBOHYDROPROPTM relative to the company’s other products and a change in mix of products sold. North American proppant sales volume rose 23 percent compared to the same period last year. U.S. sales increased 32 percent from the previous year driven by increased demand for all of the company’s lightweight ceramic proppants, including the newly introduced CARBOHYDROPROPTM. In Canada, sales volume increased 2 percent compared to the first quarter of 2007 while the Canadian rig count was unchanged. Overseas proppant sales volume increased 28 percent compared to last year’s first quarter, lead by an increase in Russian sales following startup of the company’s Russian manufacturing facility in April 2007. Pinnacle’s revenue growth was driven by increasing demand for fracture mapping and reservoir monitoring services and increased tiltmeter tool sales.

CARBO Ceramics 2008 First Quarter Earnings Release
April 24, 2008

Operating profit for the first quarter of 2008 was $20.5 million, an increase of 9 percent compared to the previous year’s first quarter. The increase in operating profit was due primarily to improving revenue and operating margins in Pinnacle’s fracture and reservoir diagnostic business, as fixed costs were spread over higher revenues. While the proppant business benefited from increased sales volume and revenue on lightweight proppants in North America and CARBOPROP® in Russia, operating profit was adversely impacted by higher fixed costs associated with the company’s expanded manufacturing capacity. The increased costs included higher costs of factory administration and an increase of $1.8 million in depreciation compared to the previous year. In addition, the company incurred approximately $0.5 million in costs in the first quarter of 2008 in connection with the idling of its New Iberia, Louisiana manufacturing facility.
The continued devaluation of the U.S. dollar relative to the Russian ruble resulted in the company recognizing a net foreign currency exchange gain of $1.5 million in the first quarter of 2008 compared to a gain of $0.5 million in the first quarter of 2007.
Consolidated income tax expense was $7.8 million for the first quarter of 2008 compared to $6.3 million for the same period a year ago. The $1.5 million increase is due to higher pre-tax income in 2008 and a $0.6 million favorable adjustment to income taxes in the first quarter of 2007.
Technology Highlights
Technology highlights for the first quarter included:
•	CARBOHYDROPROPTM, our newest product engineered for use in slickwater fracturing, had outstanding market acceptance in formations that have traditionally been fractured with sand and resin-coated sand. This innovative product provides the best conductivity for slickwater fracturing treatments through a combination of strength, density and proppant transportability and has further expanded the market for ceramic proppant.

•	A focused field trial showing the benefits of lightweight ceramics over sand-based proppants in the Rocky Mountain region has resulted in increased utilization of CARBOECONOPROP® in tight gas completions in Southwest Wyoming.

•	A recently published field study (presented at the annual SPE Conference in November, 2007) documenting the benefits of lightweight ceramics over sand in the Bakken formation of North Dakota has increased the utilization of CARBOECONOPROP® in this formation.

•	Pinnacle began a long-term project with Imperial Oil in Calgary with a web-based passive seismic management system for Imperial’s Cold Lake, Alberta heavy oil operations.

•	Pinnacle utilized new high-temperature microseismic equipment to successfully map fracture treatments in the Muskwa Shale for EOG Resources and Apache Canada in the Horn River Basin of N.E. British Columbia.

•	Pinnacle performed the first tiltmeter fracture mapping project in Russia. As a result of this mapping, the client altered the orientation of horizontal wells being drilled nearby to allow for a more favorable fracture to wellbore connection.
Future Outlook
Regarding the outlook for 2008, Kolstad said, “The introduction of CARBOHYDROPROPTM provides oil and gas operators an economically attractive alternative to sand-based proppants while providing higher conductivity, better placement of proppant and improved clean-up of the fracture. The typical result is increased production and recovery of oil and gas which generates an improved return on investment for our clients. We expect the strong demand for this product to continue and sales of this new product to increase through the remainder of the year. In the short term, we expect to see a reduction in total proppant sales volumes in the second quarter compared to the first quarter due to the normal seasonal slowdown in Canada. However, we believe that stronger than anticipated prices for natural gas should result in improved drilling activity and generate strong demand for our ceramic proppants in North America in the second half of the year. In addition, the increased focus on developing unconventional sources of natural gas in North America is anticipated to result in increasing demand for fracture diagnostic services. Internationally, we continue to be encouraged by sales activity in Russia and anticipate improving margins in this region as we stabilize production in our Russian manufacturing facility.”

CARBO Ceramics 2008 First Quarter Earnings Release
April 24, 2008

As previously announced, a conference call to discuss the company’s first quarter results has been scheduled for today at 10:00 a.m. Central time (11:00 a.m. Eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading supplier of high conductivity ceramic proppants, fracture diagnostic services, and fracture design software for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2008 First Quarter Earnings Release
April 24, 2008

	Three Months Ended
	March 31,
	2008	2007
	(In thousands, except per share data)
Revenues	$101,889	$83,971
Cost of sales	70,017	55,254

Gross profit	31,872	28,717
Selling, general & administrative	11,211	9,472
Start-up costs	231	424
Gain on disposal of assets	(68)	—

Operating profit	20,498	18,821
Interest income, net	34	219
Foreign currency exchange gain, net	1,493	474
Other, net	39	100

Income before income taxes	22,064	19,614
Income taxes	7,833	6,315

Net income	$14,231	$13,299

Earnings per share:
Basic	$0.58	$0.55

Diluted	$0.58	$0.54

Average shares outstanding:
Basic	24,451	24,329

Diluted	24,537	24,441

Depreciation and amortization	$7,519	$5,183

Selected Balance Sheet Information

	March 31, 2008	Dec. 31, 2007
	($ in thousands)
Assets
Cash and cash equivalents	$14,530	$12,296
Total other current assets	148,793	131,976
Property, plant and equipment, net	275,429	275,826
Intangible and other assets, net	10,743	9,812
Total assets	472,708	453,123

Liabilities and Shareholders’ Equity
Total current liabilities	37,070	33,264
Deferred income taxes	33,136	30,420
Shareholders’ equity	402,502	389,439
Total liabilities and shareholders’ equity	472,708	453,123

CARBO Ceramics 2008 First Quarter Earnings Release
April 24, 2008

Segment Information

	Three Months Ended
	March 31,
	2008	2007
	($ In thousands)
Proppant
Revenues from external customers	$86,382	$73,607
Income before income taxes	18,978	18,590

Fracture and Reservoir Diagnostics
Revenues from external customers	$15,507	$10,364
Income before income taxes	3,086	1,024